Morgan Stanley Eastern Europe Fund, Inc.
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	 PKP Cargo S.A.
Purchase/Trade Date:	10/30/2013
Offering Price of Shares: PLN 68.000
Total Amount of Offering:  20,926,200 shares
Amount Purchased by Fund: $123,427
Percentage of Offering Purchased by Fund: 0.590
Percentage of Fund's Total Assets: 3.63
Brokers:  Dom Maklerski PKO Banku Polskiego, Goldman
Sachs International, Morgan Stanley, IPOPEMA Securities,
Raiffeisen Bank International, UniCredit, Dom
Inwestycyjny Investors, Mercurius Dom Maklerski
Purchased from: Goldman Sachs
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.